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REGISTERED                                                          $200,000,000

No. R-1                                                      CUSIP NO. 23975NAB8


          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.


                        DAYTON HUDSON CREDIT CARD MASTER TRUST

                                    SERIES 1997-1

                        6.25% CLASS A ASSET BACKED CERTIFICATE

Evidencing an undivided interest in a trust, the corpus of which consists of receivables generated from time to time in the ordinary course of business from a portfolio of consumer open end credit card accounts generated or to be generated by Retailers National Bank ("RNB" or the "Servicer") and other assets and interests constituting the Trust under the Agreement described below.

          (Not an interest in or a recourse obligation of Dayton Hudson Receivables Corporation, Dayton Hudson Capital Corporation or RNB or any affiliate of any of them.)

          This certifies that CEDE & CO. (the "Certificateholder") is the registered owner of a fractional undivided interest in the Dayton Hudson Credit Card
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Master Trust (the "Trust") issued pursuant to the Pooling and Servicing
Agreement, dated as of September 13, 1995 (the "Pooling and Servicing Agreement"; such term to include any amendment thereto) by and between Dayton Hudson Receivables Corporation, as Transferor (the "Transferor"), RNB, as the Servicer, and Norwest Bank Minnesota, National Association, as Trustee (the "Trustee"), and the Series 1997-1 Supplement, dated as of October 15, 1997 (the "Series 1997-1 Supplement"), among the Transferor, the Servicer and the Trustee. The Pooling and Servicing Agreement, as supplemented by the Series 1997-1 Supplement, is herein referred to as the "Agreement". The corpus of the Trust consists of all of the Transferor's right, title and interest in, to and under the Trust Assets (as defined in the Agreement).

          This Certificate does not purport to summarize the Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. To the extent not defined herein, the capitalized terms used herein have the meanings ascribed to them in the Agreement. This Certificate is one of a class of Certificates entitled "Dayton Hudson Credit Card Master Trust $400,000,000 6.25% Class A Asset Backed Certificates, Series 1997-1" (the "Class A Certificates"), each of which represents a fractional undivided interest in the Trust, and is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.

          The Transferor has structured the Agreement, the Class A Certificates and the "Dayton Hudson Credit Card Master Trust $122,875,817 Class B Asset Backed Certificates, Series 1997-1" (the "Class B Certificates") with the intention that the Class A Certificates will qualify under applicable tax law as debt, and both the Transferor and each holder of a Class A Certificate (a "Class A Certificateholder") or any interest therein by acceptance of its Certificate or any interest therein, agrees to treat the Class A Certificates for purposes of federal, state and local income or franchise taxes and any other tax imposed on or measured by income, as debt.


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          No principal will be payable to the Class A Certificateholders until the first Distribution Date in the Amortization Period.

          Each Class A Certificate represents the right to receive interest at the rate of 6.25% per annum (such rate, as in effect from time to time, the "Class A Certificate Rate"). Interest on the Class A Certificates will accrue from the Closing Date and will be distributed on November 25, 1997, and on the 25th day of each month thereafter, or if such day is not a business day, on the next succeeding business day (each, a "Distribution Date"), in an amount equal to one-twelfth of the product of (a) the Class A Certificate Rate and (b) the outstanding principal balance of the Class A Certificates as of the last day of the preceding Monthly Period (or in the case of the first Distribution Date, the initial Class A Invested Amount).

          Principal is scheduled to be paid in full on the October 2002 Distribution Date for the Class A Certificates, but may be paid earlier or later in certain circumstances. Unpaid principal, together with interest, will be payable monthly to Class A Certificateholders following the Class A Expected Final Payment Date to the extent principal has not been paid in full on the Class A Expected Final Payment Date. However, no payments of principal or interest will be made on the Series 1997-1 Certificates after the Series 1997-1 Termination Date, regardless of whether principal and interest have been paid in full with respect thereto. Interest will be distributed to the Class A Certificateholders monthly on each Distribution Date prior to the Series Termination Date. Interest for any Distribution Date will include accrued interest at the Class A Certificate Rate from and including the preceding Distribution Date or, in the case of the first Distribution Date from and including the Closing Date, to but excluding such Distribution Date. Interest for any Distribution Date due but not paid on any Distribution Date will be due on the next succeeding Distribution Date together with, to the extent permitted by applicable law, additional interest on such amount at the Class A Certificate Rate plus 2% per annum.

          In general, payments of principal with respect to the Class A Certificates are limited to the Class A Invested Amount, which may be less than the unpaid prin-


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cipal balance of the Class A Certificates.  The Class A Expected Final Payment
Date is the October 2002 Distribution Date, but principal with respect to the Class A Certificates may be paid earlier or later under certain circumstances described in the Agreement and the Series 1997-1 Supplement. If for one or more months during the Accumulation Period there are not sufficient funds to pay the Controlled Deposit Amount, then to the extent that excess funds are not available on subsequent Distribution Dates with respect to the Accumulation Period to make up for such shortfalls, the final payment of principal of the Class A Certificates will occur later than the Class A Expected Final Payment Date.

          Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.


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          IN WITNESS WHEREOF, the Transferor has caused this Certificate to be duly executed under its official seal.


                                        DAYTON HUDSON RECEIVABLES
                                          CORPORATION



                                        By: /s/ Stephen C. Kowalke
                                           --------------------------
                                            Name:  Stephen C. Kowalke
                                            Title: Vice President and Treasurer



Dated: October 15, 1997
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                            CERTIFICATE OF AUTHENTICATION


          This is one of the Class A Certificates referred to in the within-mentioned Pooling and Servicing Agreement.


                                        NORWEST BANK MINNESOTA,
                                          NATIONAL ASSOCIATION


                                        By: /s/ Michael W.G. Bjorgan
                                            ------------------------
                                            Name:  Michael W.G. Bjorgan
                                            Title:  Corporate Trust Officer